RESTRICTED STOCK UNITS AGREEMENT
(2013 Long-Term Incentive Plan)

This Restricted Stock Units Agreement (“Agreement”) is made effective as of __________________ (“Grant Date”), between CROWN CASTLE INTERNATIONAL CORP. (“Company”), a Delaware corporation, and __________________ (“Holder”).

Holder has been serving as an employee of the Company or one of its Affiliates. In recognition of service and in order to encourage Holder to remain with the Company or its Affiliates (the “Group”) and devote Holder’s best efforts to the Group’s affairs, thereby advancing the interests of the Company and its stockholders, the Company and Holder agree as follows:
1.Issuance of Restricted Stock Units. Upon the execution and return of this Agreement and for consideration from Holder to the Company in the form of services to the Group, the fair market value of which is at least equal to $.01 per each restricted stock unit granted pursuant to the 2013 Plan (defined below) (“Unit”) which may be issued hereunder, the Company shall grant to Holder __________ Units (“Holder’s Units”), with each such Unit representing the right to potentially receive one share of $.01 par value Common Stock of the Company (“Stock”), subject to all of the terms set forth in this Agreement and in the Crown Castle International Corp. 2013 Long-Term Incentive Plan, as may be amended from time to time (“2013 Plan”), which is incorporated herein by reference as a part of this Agreement. The terms “Affiliate,” “Committee”, “Code”, and “Dividend Equivalent” shall have the meanings assigned to them in the 2013 Plan.
2.Limitations on Rights Associated with Units and Dividend Equivalents. The Units and Dividend Equivalents granted pursuant to this Agreement are bookkeeping entries only. The Holder as to the Units shall have no rights as a stockholder of the Company, including no dividend rights (other than those described in Section 7 hereof with regard to Dividend Equivalents) and no voting rights.
3.Transfer and Forfeiture Restrictions. The Holder’s Units shall not be sold, assigned, pledged, or otherwise transferred except as provided herein (including the 2013 Plan), and Holder shall be obligated to forfeit and surrender, without further consideration from the Company, such Units (to the extent then subject to the Forfeiture Restrictions) to the Company in accordance with this Agreement. The obligation to forfeit and surrender Units to the Company is referred to herein as the “Forfeiture Restrictions.” The transfer restrictions and Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of Units.
4.    Time Measures. [The following or other relevant vesting terms to be included as applicable to the specific award] (a)    Except as otherwise provided in Section 5 hereof, the lapsing of the Forfeiture Restrictions on Holder’s Units shall be contingent upon meeting the applicable time measure (“Time Measure”) described below while Holder is an employee or a member of the board of directors (or a similar position) of a member of the Group.
(b)    The Time Measure date is the date indicated below with the percentage beside such date being the percentage of the Holder’s Units no longer subject to the Forfeiture Restrictions as indicated.
Time Measure Date    Incremental Percentage    Aggregate Percentage
___________, 20__    ____%    _____%
___________, 20__    ____%    _____%
___________, 20__    ____%    _____%

(c)    As soon as administratively feasible after a Time Measure is satisfied, (1) the Committee shall certify in writing that the applicable Time Measure has been satisfied and the Forfeiture Restrictions shall lapse as to the number of Holder’s Units as calculated above (“Vested Units”), and (2) the Company shall distribute to the Holder one share of Stock (“Distributed Stock”) in exchange for each Vested Unit in accordance with the timing restrictions of Section 9 hereof, and upon such exchange the Vested Units shall be automatically cancelled. The period from the Grant Date to the date that the applicable Time Measure is satisfied is sometimes hereinafter called the “Restricted Period.”
(d)    Any Holder’s Units with respect to which Forfeiture Restrictions cannot lapse pursuant to this Section 4 (including any exceptions pursuant to Section 5 hereof) shall be forfeited and surrendered to the Company by Holder.
5.    Termination of Employment of Service. If Holder’s employment with the Group terminates or is terminated prior to the end of the last Restricted Period, then the remaining Holder’s Units shall be forfeited and surrendered to the Company; provided, however, that, in such event, the Committee may (subject to the terms of the 2013 Plan), in its sole discretion, cause the Forfeiture Restrictions to lapse as to all or a part of the Holder’s Units and, subject to the timing restrictions of Section 9 hereof, cause Distributed Stock to be issued and distributed with respect to such Units as if they were Vested Units subject to such terms set by the Committee, which may include satisfaction of the Time Measures that would otherwise be applicable to such Units if Holder’s employment with the Group had continued. For purposes of this Section 5, Holder’s services as a member of the board of directors (or a similar position) of a member of the Group shall be considered employment with the Group. In the event Holder’s employment with the Group terminates or is terminated under circumstances constituting retirement under any then-existing Board-approved retirement policy, the lapse of the Forfeiture Restrictions with respect to or the forfeiture of Holder’s Units, as applicable, shall be determined in accordance with such retirement policy.
6.    Disclosure of Units. If Holder discloses or discusses in any manner this Agreement prior to the end of the Restricted Period to or with any other person (including any other employee of the Group), then the Holder’s Units may be forfeited and the Holder’s

Units may be surrendered to the Company; provided, the above restriction is not applicable to the extent of reasonable disclosure (i) to an advisor to the Holder (e.g., accountant, financial planner) that has a legitimate reason to have such information and that is subject to an obligation to maintain the confidentiality of such information, (ii) required by applicable law including any applicable securities law, (iii) to an employee of the Group specifically involved with the administration of this Agreement, or (iv) to Holder’s spouse.
7.    Dividend Equivalents. While the Holder’s Units are outstanding and still subject to a Forfeiture Restriction, the Company will accrue Dividend Equivalents on behalf of the Holder. The Dividend Equivalents with respect to each Holder’s Unit will be equal to the sum of the cash dividends declared and paid by the Company with respect to each share of Stock while the Holder’s Units are outstanding. No interest will accrue on the Dividend Equivalents. The Dividend Equivalents with respect to a Holder’s Unit shall be earned and distributed in cash generally at or shortly after the time such Holder’s Unit converts to Stock and in accordance with Section 9 hereof. Any and all Dividend Equivalents with respect to the Holder’s Units that are forfeited shall also be forfeited and not deemed earned by nor distributed to Holder. Following lapsing of the Forfeiture Restrictions with respect to Holder’s Units and pending distribution of Distributed Stock in respect thereto, Holder shall be entitled to receive Dividend Equivalents relating to such Holder’s Units to the extent, if any, that the Holder is not entitled to receive with respect to the Distributed Stock dividends which would otherwise be paid to Holder during such interim period if the Distributed Stock had been so distributed, but in no event shall Holder be entitled to receive both a Dividend Equivalent and a dividend for such interim period.
8.    Community Interest of Spouse. The community interest, if any, of any spouse of Holder in any of the Holder’s Units, Dividend Equivalents, and Distributed Stock shall be subject to all the terms of this Agreement, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Holder’s interest in such Holder’s Units or Dividend Equivalents to be so forfeited and surrendered pursuant to this Agreement.
9.    Internal Revenue Code §409A Compliance. Any Distributed Stock or Dividend Equivalents that become deliverable or payable to the Holder hereunder shall be delivered to the Holder no later than the end of the calendar year in which the Termination Date occurs. Notwithstanding the foregoing, in the event of a deemed lapse of any Forfeiture Restriction under the provisions of Section 5, delivery of Distributed Stock and Dividend Equivalents shall be made no earlier than the Termination Date otherwise applicable hereunder, and not later than the last day of the calendar year containing the Termination Date. This Agreement is intended to satisfy the requirement of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and shall be interpreted consistent with such intent.
10.    Withholding of Tax. (a)    To the extent that any event pursuant to this Agreement, other than any event contemplated in Section 10(b) below, relating to the Holder’s Units or Distributed Stock results in the incurrence of compensation or other taxable income by the Holder (including the Holder’s Spouse) that is subject to tax withholding by the Company, the Holder must satisfy such tax withholding obligation by electing, prior to the delivery of Distributed Stock, to either (1) deliver to the Company an amount of cash equal to the tax withholding amount required under applicable tax laws or regulations or (2) allow the Company to deduct from the number of shares of Distributed Stock that would have otherwise been delivered to the Holder a number of such shares having a fair market value equal to such tax withholding amount required under applicable tax laws or regulations.
(b)    To the extent that any event pursuant to this Agreement relating to the Dividend Equivalents deemed to be earned results in the incurrence of compensation or other taxable income by the Holder (including the Holder’s Spouse) that is subject to withholding by the Company, the Holder must satisfy such tax withholding obligation with such amount of cash as the Company may require to meet its obligation under applicable tax laws or regulations.
(c)    Regardless of any action of the Company, the Holder acknowledges that the Holder is ultimately liable for such tax withholding obligation. The Company shall not be required to deliver Distributed Stock or cash in respect of Dividend Equivalents under this Agreement until such liability is satisfied.
11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Holder.
12.    Contract Terms. Notwithstanding the terms of this Agreement, if the Holder has entered into a separate written agreement with the Company which specifically affects the Units issued hereunder, the terms of such separate agreement shall control over any inconsistent terms of this Agreement.
13.    Modification. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, except to the extent that such modification occurs pursuant to Section XIII of the 2013 Plan or as a result of an amendment of the 2013 Plan made in accordance with Section XIV of the 2013 Plan.
14.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
15.    Interpretation. Unless otherwise specified or the context otherwise requires, as used herein, (1) the term “including”, and any variation thereof, means “including, without limitation,” (2) the word “or” shall not be exclusive, and (3) a reference to the “terms” of an agreement, instrument or document or “terms” established by the Committee shall be a reference to “terms, provisions, conditions and restrictions.”

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer and Holder has executed this Agreement, effective as of the Grant Date.

CROWN CASTLE INTERNATIONAL CORP.
By:
Name:	Holder Signature
Title:
Date:	Date